TERMINATION AGREEMENT

        This TERMINATION AGREEMENT (this “Agreement”) dated as of April 12, 2006, is by and among Albert Henry (“Henry”), Belusha LP (“Shareholder”), MSO Medical, Inc., a Delaware corporation (“Company”), and MSO Holdings, Inc., a Delaware corporation (“Parent”).

RECITALS

    A.        Henry is the Chief Executive Officer of Company (“CEO”) and the Chairman of its Board of Directors (“Chairman”). Henry, Company and Parent are parties to that certain Amended and Restated Executive Employment Agreement dated as of May 26, 2005 (“Employment Agreement”). It is unknown if Henry was requested to sign or did sign a certain Confidentiality and Assignment of Creative Works Agreement identified as Exhibit B to the Employment Agreement (“ACW Agreement”).

    B.        Henry is the managing member of Belusha LLC, which is the general partner of Shareholder. Shareholder is one of the shareholders of Parent. Company is a wholly-owned subsidiary of Parent. Shareholder is currently a shareholder of Parent and Shareholder also has sole legal and beneficial rights to an additional 600,000 unvested shares of common stock of Parent (“Unvested Shares”). The Unvested Shares are currently registered pursuant to that certain 2005 SB-2 Registration Statement of Parent filed with the United States Securities and Exchange Commission (together with any and all related relevant documents, collectively, “2005 Registration Statement”).

    C.        Shareholder is a party to that certain Amended and Restated Stockholders Agreement dated as of July 30, 2004 by and among Company, certain signatories thereto identified therein as the “Investors” and certain signatories thereto identified therein as the “Common Holders” (“Stockholders Agreement”).

    D.        Shareholder, Company, Parent and certain other signatories thereto are parties to that certain Founder Stock Restriction Agreement dated May 26, 2005 (the “FSR Agreement”). Henry and Parent are parties to that certain Indemnity Agreement dated as of May 26, 2005 (“Indemnity Agreement”). Henry executed a certain Lock-Up Agreement dated August 23, 2005 in favor of Parent (“Lockup Agreement”).

    E.        The parties hereto amicably and mutually agree that Henry will resign as CEO and Chairman, and Company and Parent will accept such resignation, for the consideration provided in, and subject to the other terms, provisions and conditions of, this Agreement.

AGREEMENT

        In consideration of the mutual promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

    1.        The Recitals hereto are hereby incorporated into this Agreement as a material part hereof, and the parties each agree that the Recitals are true and accurate.

    2.        Henry hereby resigns his positions of CEO and Chairman and Company and Parent hereby accept his resignation as Chairman effective immediately and accept his resignation as CEO effectively immediately after Henry signs the Company’s Annual Report on Form 10K.

    3.        Notwithstanding anything to the contrary contained in the FSR Agreement or otherwise, Parent agrees the Unvested Shares of Shareholder (after such vesting, herein referred to as, “Vested Shares”) shall continue to vest as if Henry were employed through December 31, 2006. At January 1, 2006 Henry had earned 960,564 Vested Shares, and at January 1, 2007, Henry’s total Vested Shares shall be 1,248,733. Henry shall return all unvested shares to MSO. Henry’s Vested Shares shall remain subject to the terms of (i) the FSR Agreement, (ii) the Stockholders Agreement, and (iii) the Lock Up Agreement, and any restrictions described in those agreements, if and to the extent applicable.

    4.        Company and Parent agree that Henry will receive a credit from Company and Parent in the amount of One Hundred Forty-One Thousand Two Hundred Fifty Dollars ($141,250) to be used to promptly purchase for and on Henry’s behalf convertible notes or shares of convertible stock or other securities at the same price per share and on the same terms as all other investors in the Company’s next round of financing in a minimum amount of One Million Five Hundred Thousand Dollars ($1,500,000) (and shall promptly furnish Henry with reasonably satisfactory evidence of such investment) in lieu of any cash severance payment or any other payments the Company may owe to Henry or on his behalf; provided, at Henry’s sole option, such securities may be titled in Shareholder’s name. Company and Parent shall also reimburse Henry on the date hereof in full for any and all out-of-pocket business costs and expenses incurred by Henry in the performance of his duties as CEO and Chairman. Henry shall be permitted to promptly rollover all of his retirement, 401K and similar employee benefit plans with Company or Parent on a tax free basis free of any obstruction or hindrance by either Company or Parent.

    5.        Notwithstanding anything to the contrary contained in the FSR Agreement, neither Parent nor its assignees has any right at any time to repurchase any or all of the Vested Shares or any other shares of capital stock in Parent owned by Shareholder (unless otherwise agreed to in a separate writing signed by Shareholder and Henry).

    6.        Henry agrees to use commercially reasonable efforts to have a contract entered into between Company and Horizon Blue Cross Blue Shield (“Horizon Contract”). Company and Parent agree to pay Henry (a) Twenty Five Thousand Dollars ($25,000) within ten (10) days of Company’s receipt of its first revenue from Horizon Blue Cross Blue Shield pursuant to the Horizon Contract and (b) Twenty Five Thousand Dollars ($25,000) within ten days after the Company has received at least $25,000 in revenue from Horizon Blue Cross Blue Shield pursuant to the Horizon Contract, but not sooner than 60 days after Henry earns the payment described in paragraph 6(a) of this Agreement.

    7.        Company and Parent acknowledge that Henry desires to secure directorships on the boards of other healthcare companies.

    8.        The parties agree that none of them, nor any person or entity acting at their respective direction or on their behalf, will engage in any communication concerning this Agreement or discuss or disclose the existence of, any amount paid under, or the terms or provisions of this Agreement, unless required by applicable law, to any person or entity (other than the parties’ respective attorney, accountant, tax preparer, or spouse, if and as applicable).

    9.        No party hereto shall, directly or indirectly, at any time in any way or manner whatsoever slander, libel, defame, disparage or make any negative or critical public statements regarding any other party hereto through any means or form of communication (including, without limitation, verbally, in writing, via internet websites, postings, or otherwise), or otherwise take any action that is intended to be detrimental to such other party.

    10.        (a) Henry, on behalf of both himself and his heirs and legal beneficiaries, hereby irrevocably and unconditionally waives, discharges, acquits and releases Company and Parent (collectively, the “MSO Releasees”), of and from any and all claims, actions, suits, liabilities, attorneys’ fees, controversies, demands, damages, amounts, costs, expenses and obligations of any nature whatsoever, by contract, at law or in equity, that he has, had, or may have against the MSO Releasees, based upon, arising out of, or in any way related to his employment or termination from employment with Company, including, without limitation, claims based on any and all federal, state, or local laws, statutes, or ordinances, or based on common law, tort, contract, or any claimed entitlement under any federal, state, local, or municipal administrative or governmental code, rule, or regulation, whether previously, now or hereafter known. Henry hereby covenants and agrees not to bring, commence or maintain any action against the MSO Releasees in any litigation, arbitration, suit, action or other proceeding that in any way concerns, relates to or arises out of his employment with Company.

    (b)        Notwithstanding the foregoing in this Section 10, Company and Parent agree that Henry shall continue to be protected by the Indemnification Agreement, Section 8 of the Employment Agreement, any director and officer liability insurance (if any), and the indemnification provisions of the bylaws and corporate charters of Parent and Company for any and all of Henry’s actions and inactions, as applicable, as CEO or Chairman for all periods of time through the date hereof.

    11.        Each of Company and Parent, on behalf of themselves and each of their respective officers, directors, employees, affiliates, predecessors and agents, hereby irrevocably and unconditionally waives, discharges, acquits and releases Henry and Shareholder (collectively, the “Henry Releasees”), of and from any and all claims, actions, suits, liabilities, attorneys’ fees, controversies, demands, damages, amounts, costs, expenses and obligations of any nature whatsoever, by contract, at law or in equity, that he has, had, or may have against the Henry Releasees, based upon, arising out of, or in any way related to Company or Parent (including, without limitation, his employment or termination from employment with Company and his actions or inactions as CEO and Chairman), including, without limitation, claims based on any and all federal, state, or local laws, statutes, or ordinances, or based on common law, tort, contract, or any claimed entitlement under any federal, state, local, or municipal administrative or governmental code, rule, or regulation, whether previously, now or hereafter known, except for fraud, which is not released. Each of Company and Parent hereby covenants and agrees not to bring, commence or maintain any action against the Henry Releasees in any litigation, arbitration, suit, action or other proceeding that in any way concerns, relates to or arises out of Company or Parent (including, without limitation, his employment with Company and his actions or inactions as CEO and Chairman), except for fraud, which is not released.

    12.        The non-prevailing party in any action, suit or proceeding (“Proceeding”) in connection with this Agreement shall reimburse upon demand the prevailing party for any and all reasonable attorneys’ fees and disbursements incurred by the prevailing party in any such Proceeding.

    13.        This Agreement in no way constitutes an admission by any party hereto that he or it has violated any federal, state or local statute, law, regulation or ordinance, or any common law principle, and each party acknowledges and agrees that no other party hereto admits and nor has not admitted, by any term or provision in this Agreement or any action taken pursuant to him or it, that he or it has engaged in any wrongful or unlawful act.

    14.        Each of the representations and warranties made herein shall survive the execution and delivery of this Agreement.

    15.        This Agreement shall be final and binding upon the parties and their respective heirs, legal beneficiaries, predecessors, successors and assigns, as applicable. Company and Parent shall require any successor thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company or Parent, expressly assume and agree to perform this Agreement in all respects in the same manner and to the same extent that Company and Parent would be required to perform if no such succession had taken place.

    16.        This Agreement sets forth the entire agreement between the parties regarding the subject matter hereof and supersedes any agreement, promise or understanding (whether oral or written) regarding the subject matter hereof. This Agreement may not be amended, modified, waived, terminated or supplemented unless pursuant to a writing signed by each of the parties. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate, or be construed, as a waiver of any other breach of such other party.

    17.        Each of the parties acknowledges, represents and warrants to the others that this Agreement is the legally valid and binding obligation of such party, enforceable against such party in accordance with its terms.

    18.        The parties expressly agree that any provision of this Agreement which is or is found to be uneforceable, invalid or contrary to the law of any state in which this Agreement is sought to be enforced or which, because it is included herein, affects the validity, legality, or enforceability of this Agreement, shall not be effective, and all the remaining terms and provisions of this Agreement shall be fully effective according to the tenor of this Agreement as though any such unenforceable provision(s) had never been included in this Agreement.

    19.        This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. A fax signature hereto shall be as legally binding as a signed original for all purposes.

    20.        THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement as of the day and year first above written.

By: /s/ Albert Henry
Albert Henry, in his individual capacity
Belusha LP
By: Belusha LLC
Its: General Partner
By: /s/ Albert Henry
Albert Henry
Managing Member
MSO Medical, Inc.
By: /s/ Thomas M. Mason
Name: Thomas M. Mason
Its: CFO
MSO Holdings, Inc.
By: /s/ Thomas M. Mason
Name: Thomas M. Mason
Its: CFO

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